Exhibit 99.1


[SMARTPROS LOGO]                             FOR IMMEDIATE RELEASE


                  SMARTPROS TO TRADE ON THE NASDAQ STOCK MARKET

FOR IMMEDIATE RELEASE -- HAWTHORNE, N.Y. - April 10, 2008 -- SmartPros Ltd. (AMEX:PED), a leader in the field of accredited professional education and corporate training, announced today that its publicly traded common shares and warrants have been approved for listing on the NASDAQ Capital Market subject to it continuing to satisfy the minimum bid price requirement of $4.00 per share for initial listing. The Company's securities will continue to trade on the American Stock Exchange until the close of the market on April 21, 2008. Trading of the Company's common shares and warrants will commence on the NASDAQ Capital Market on April 22, 2008, under the new symbols "SPRO" and "SPROW," respectively.

Allen Greene, Chairman and CEO of SmartPros, stated: "We are excited to have been approved for listing on the NASDAQ Capital Market. We believe that this change will provide our shares with improved liquidity and more exposure to institutional investors through NASDAQ's electronic multiple market maker system."

ABOUT SMARTPROS LTD.

Founded in 1981, SmartPros Ltd. is an industry leader in the field of accredited professional education and corporate training. Its products and services are primarily focused in the accredited professional areas of corporate accounting, financial management, public accounting, governmental and not-for-profit accounting, financial services, banking, engineering, legal, ethics and compliance, and information technology. SmartPros is a leading provider of professional education products to Fortune 500 companies, as well as the major firms and associations in each of its professional markets. SmartPros provides education and content publishing and development services in a variety of media including Web, CD-ROM and video. Our subscription libraries feature hundreds of course titles and 2,300+ hours of accredited education. SmartPros' proprietary Professional Education Center (PEC) Learning Management System (LMS) offers enterprise distribution and administration of education content and information. In addition, SmartPros produces a popular news and information portal for accounting and finance professionals serving more than one million ads and distributing more than 200,000 subscriber email newsletters each month. SmartPros' network of sites averages more than 450,000 monthly visits, serving a user base of 500,000+ profiled members. Visit: www.smartpros.com

SAFE HARBOR STATEMENT

Statements in this press release that are not statements of historical or current fact constitute "forward-looking statements." Results reported within this press release should not be considered an indication of future performance. Except for any historical information, the matters discussed in this press release contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements involve risks and uncertainties, including activities, events or developments that the Company expects, believes or anticipates will or may occur in the future. In addition to statements that explicitly describe these risks and uncertainties, readers are urged to consider statements that contain terms such as "believes," "belief," "expects," "expect," "intends," "intend," "anticipate," "anticipates," "plans," "plan," to be uncertain and forward-looking. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in our filings with Securities and Exchange Commission

FOR MORE INFORMATION, PLEASE CONTACT:

Shane Gillispie
Vice President, Marketing and eCommerce
SmartPros Ltd.
914-752-4401
shanegillispie@smartpros.com